DEALER MANAGER AGREEMENT

December 29, 2025

Ladenburg Thalmann & Co. Inc.
640 5th Avenue, 4th Floor
New York, New York 10019

Ladies and Gentlemen:

1.      The Offer. Mount Logan Capital Inc., a Delaware corporation (the “Company”), plans to make a tender offer (such tender offer, as it may be amended and supplemented, the “Offer”) to purchase up to $15 million shares of its outstanding common stock, par value $0.001 per share (the “Common Stock”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal attached hereto as Exhibits A and B, respectively (such Offer to Purchase and Letter of Transmittal, as they may be amended or modified, being the “Offer to Purchase” and the “Letter of Transmittal,” respectively).

2.      Appointment as Dealer Manager. The Company hereby appoints you, Ladenburg Thalmann & Co. Inc., as the sole and exclusive dealer-manager (the “Dealer Manager”) and authorizes you to act as such in connection with the Offer. On the basis of the representations, warranties and covenants of the Company contained herein, you agree to act as Dealer Manager in connection with the Offer. As Dealer Manager, you agree to perform the following services (the “Services”) in connection with the Offer:

(a)    advise on the structure, mechanics and timeline of the Offer;
(b)    coordinate with the Information Agent (as defined below) and Depositary (as defined below) for the Offer;
(c)    review draft documents relating to the Offer, including the Offer to Purchase, the Letter of Transmittal, Schedule TO (as defined below), press releases and FAQs; and
(d)    provide guidance on the round lot requirement, proration, withdrawal rights, and settlement mechanics.

The Company further authorizes you to communicate with Odyssey Transfer and Trust Company, in its capacity as depositary (the “Depositary”), and Alliance Advisors, LLC, in its capacity as information agent (the “Information Agent”), with respect to matters relating to the Offer. The Company will arrange for the Depositary and Information Agent to advise you at least daily as to such matters relating to the Offer as you may reasonably request.

In addition to the Services, the Company may request, in writing, that Dealer Manager to provide the following additional services (the “Enhanced Services”) in connection with the Offer, subject to the Enhanced Services Fee set forth in Section 5(c) below:

(a)    undertaking institutional shareholder outreach;
(b)    wall-crossing, investor education, or distribution-related activity;
(c)    drafting investor scripts and/or participating in investor meetings; and
(d)    aiding the Information Agent in responding to shareholder inquiries.

    The Company acknowledges that Ladenburg Thalmann & Co. Inc. and its affiliates are engaged in a broad range of securities activities and financial services. In the ordinary course of business, Ladenburg Thalmann & Co. Inc. and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or any other company that may be involved in the transactions contemplated hereby.

3.      No Liability for Acts of Brokers, Dealers, Banks and Trust Companies. Neither you nor any of your affiliates shall have any liability (whether direct or indirect, in tort, contract or otherwise) to the Company, any of their respective affiliates, security holders or creditors or any other person (a) for any (i) act or omission on the part of any broker or dealer, bank or trust company, or any other person, or (ii) losses, claims, damages, liabilities or expenses arising from or in any way connected with your own acts or omissions in performing your obligations hereunder, except (with respect to the foregoing clause (ii)) to the extent of any losses, claims, damages, liabilities or expenses that have been found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from your gross negligence or willful misconduct, or (b) otherwise in connection with the Offer. In your capacity as Dealer Manager for the Offer, you are acting as an independent contractor and any duties arising out of your activities in connection therewith shall be owed solely to the Company. Accordingly, in soliciting the participation in the Offer (if the Company requests you to do so), no broker, dealer, bank or trust company will be deemed to be acting as your agent or the agent of the Company or any of its affiliates, and you, as Dealer Manager, will not be deemed the agent of any broker, dealer, bank or trust company or the agent or fiduciary of Company or any of its affiliates, security holders, creditors or other persons. In soliciting participation in the Offer (if the Company requests you to do so), you shall not be and shall not be deemed for any purpose to be acting as a partner or joint venturer of or member of a syndicate or group with the Company or any of its affiliates in connection with the Offer, or otherwise, and neither the Company nor any of its affiliates shall be deemed to be acting as your agent.

4.      Offer Materials. The Company will furnish you, at its expense, with as many copies as you may reasonably request of the Offer to Purchase, the Letter of Transmittal, the Schedule TO, any amendments thereto and any other documents, materials or filings relating to the Offer to be used by the Company in connection with the Offer or filed with the Securities and Exchange Commission (the “Commission”) or with any other federal, state, local or foreign governmental or regulatory authorities, agency or instrumentality or any court (“Other Agency” and, collectively, “Other Agencies”) and all documents incorporated therein by reference (collectively, as amended or supplemented, the “Offer Materials”). The Company agrees to furnish you, within a reasonable time prior to using, or filing with the Commission or with any Other Agency, the Offer Materials and will give reasonable consideration to your and your counsel’s comments, if any, thereon. You are authorized to use the Offer Materials in connection with the Offer and any such other materials and information as the Company may prepare or approve (the “Other Materials”). The Offer Materials and Other Materials have been or will be prepared and approved by, and are the sole responsibility of, the Company. You may rely on the accuracy and completeness of all information delivered to you by or on behalf of the Company without assuming any responsibility for independent investigation or verification of such information. Any such investigation or verification by you, at your sole discretion, shall not relieve the Company of any responsibility for the Offer Materials, the Other Materials or for its representations, warranties or indemnities contained herein. You shall, however, have no obligation to cause copies of the Offer Materials or any Other Materials to be transmitted generally to stockholders.

The Company will give you notice of its intention to use any Offer Materials and Other Materials in connection with the Offer or file with the Commission or any Other Agency with respect to the Offer and will give due consideration to not using or filing or revising any Offer Materials or Other Materials to which you reasonably and timely object. In the event that (i) the Company uses or permits the use of any Offer Materials or Other Materials in connection with the Offer or files any such Offer Materials or Other Materials with the Commission or any Other Agency to which you reasonably and timely object, (ii) any order has been issued and not thereafter stayed or vacated with respect to, or any proceeding, litigation or investigation has been initiated by or before the Commission or any Other Agency which is reasonably likely to have a material adverse effect on the Company’s ability to consummate the Offer, or (iii) the Company shall have breached, in any material respect, any of the representations, warranties, agreements or covenants or failed to perform in any material respect its obligations hereunder, then you shall be entitled to withdraw as Dealer Manager in connection with the Offer without any liability or penalty to you or any other Indemnified Person (as defined in Section 11 hereof), including, without limitation, any loss of any right to indemnification or contribution as provided in Section 11 hereof and to the payment of all fees and expenses payable hereunder. If you withdraw as Dealer Manager, the fees accrued and reimbursement of your expenses through the date of such withdrawal shall be paid to you promptly after such date. Any withdrawal by you pursuant to this Section shall not affect your right to indemnification provided in Section 11 hereof.

Notwithstanding the foregoing, nothing in this Agreement will prevent the Company from making any amendment to the Offer Materials or to any Other Materials that is, or may be, necessary so that neither the Offer Materials nor any of the Other Materials will contain an untrue statement of a material fact or omit to state a fact that is necessary in order to keep the statements that are made, in light of the circumstances under which they are made, not misleading, and so that the Offer will comply with all applicable laws, rules, and regulations; provided, however, that the Company will provide a copy of any such amendment to you in advance of or simultaneously with using or permitting the use of such amendment in connection with the Offer or filing any such amendment with the Commission or any Other Agency.

5.      Compensation. In consideration of the services to be provided by the Dealer Manager pursuant to this Agreement, and in addition to the expense reimbursement provisions under Section 6 hereof, the Company agrees to pay the Dealer Manager the following compensation:

(a) Retainer. The Company has paid the Dealer Manager a non-refundable, non-creditable retainer of $50,000 pursuant to that certain Investment Banking Agreement, dated December 15, 2025 (the “Engagement Letter”), which retainer shall apply to the Services contemplated by this Agreement.

(b) Dealer Manager Fee (Base Scope). Upon consummation of the Offer, the Company shall pay the Dealer Manager a fee (the “Dealer Manager Fee”) equal to 0.65% of the aggregate consideration paid by the Company for the shares of Common Stock accepted in the Offer. For the avoidance of doubt, no minimum fee applies to the Dealer Manager Fee under this base-scope engagement.

(c) Scope Expansion; Enhanced Services. If the Company requests in writing that the Dealer Manager provide any one or more Enhanced Services, then: (i) the Company shall pay the Dealer Manager an additional non-refundable, non-creditable retainer of $25,000; and (ii) in lieu of the Dealer Manager Fee described in Section 5(b), the Company shall pay the Dealer Manager an enhanced fee (the “Enhanced Services Fee”) equal to 0.65% of the aggregate consideration paid by the Company for shares accepted in the Offer, subject to a minimum fee of $225,000, inclusive of all retainers paid. The Dealer Manager shall notify the Company promptly in writing if requested activities constitute Enhanced Services for purposes of this Section 5(c), prior to providing such Enhanced Services. The increased fees set forth in this Section 5(c) will be triggered only upon express approval by the Company of the Enhanced Services following such notification.

6.      Expenses. Whether or not the Offer is consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid the following: all reasonably incurred fees, costs and out-of-pocket expense incurred by you relating to or arising out of the Offer, including fees, costs, and expenses of your counsel, and the reasonable fees, costs and expenses of any other independent experts retained by you with the Company’s prior written consent in connection with their representation of you in connection herewith and with the Offer. The Company agrees to pay all of its fees, costs and expenses incurred relating to or arising out of the Offer, the performance of its obligations under this Agreement and the Offer including, without limiting the generality of the foregoing, (i) all fees and expenses relating to the preparation and printing (including word processing and duplication costs) and filing, mailing and publishing of the Offer Materials and Other Materials (including, in each case, all exhibits, amendments and supplements thereto), (ii) all fees and expenses of other persons rendering services on the Company’s behalf in connection with the Offer, including the Depositary and Information Agent, counsel and accountants, and all fees and expenses relating to the appointment of such persons, (iii) all advertising charges incurred by the Company in connection with the Offer, including those of any public relations firm or other person or entity rendering services in connection therewith, (iv) all fees, if any, payable to brokers or dealers in securities (including you), banks, trust companies and other financial intermediaries as reimbursement for their customary mailing and handling expenses incurred in forwarding the Offer Materials and Other Materials to their customers, (v) the costs and charges of any transfer agent, depositary and information agent and (vi) the transportation, lodging, graphics and other expenses incidental to the Company's preparation for and participation in any “road show”, if applicable, for the Offer contemplated hereby. In no event will reimbursement of your legal fees and expenses exceed $25,000 without the Company’s prior written consent.

7.      Stockholder Lists. The Company agrees to obtain or cause to be provided to you for your use in connection with the Offer an electronic record and/or cards or lists or other records in such form as you may reasonably request showing the names and addresses of, and the number of shares of Common Stock held by, stockholders as of the commencement of the Offer and will update or provide such other information from time to time as reasonably requested by you during the term of this Agreement.

8.      Covenants of the Company. The Company covenants and agrees with you that:

(a)   Information for Stockholders. At or before the commencement of the Offer, the Company shall cause to be issued a press release setting forth the material terms of the Offer, and the Company shall cause to be delivered in a timely manner to each stockholder the Statement on Schedule TO (the “Schedule TO”) pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Offer to Purchase, the Letter of Transmittal, the Form of Notice and Guaranteed Delivery, Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees and Letter to Clients For Use By Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees and as applicable, and any other appropriate Offer Materials or Other Materials prepared or approved by the Company expressly for use by stockholders in connection with the Offer (in each case, to the extent described in the Offer to Purchase). Thereafter, to the extent practicable, the Company shall cause copies of such materials to be mailed to each person who makes a reasonable request therefor.

(b)   Preparation and Filing of Amendments and Supplements. If prior to the consummation or termination of the Offer, any event shall occur or condition shall exist as a result of which the Offer Materials as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or would make it necessary to correct any material misstatement in any earlier communication with respect to the Offer, or, if for any other reason it will be necessary during such period to amend or supplement the Offer Materials or to file under the Exchange Act any document incorporated by reference in the Offer Materials in order to comply with the Exchange Act, the Company will notify you promptly of such event or reason and will prepare and file with the Commission an appropriate amendment or supplement to the Offer Materials so that the statements in the Offer Materials, as so amended or supplemented, will not, in light of the circumstances when such event occurs or such condition exists, be misleading, or so that the Offer Materials will correct such statement or omission or effect such compliance in all material respects. The Company will advise you promptly if any information previously disclosed or provided becomes inaccurate in any material respect.

(c)   Disclosure of Events Relating to the Offer. The Company shall advise you promptly of (i)  the occurrence of any event of which the Company is aware and which would reasonably be expected to cause the Company to withdraw, rescind, terminate or materially modify the Offer, (ii) any proposal or requirement to make, amend or supplement any filing required by the Exchange Act in connection with the Offer or to make any filing in connection with the Offer pursuant to any other applicable law, rule or regulation, (iii) the issuance by the Commission or any Other Agency of any comment or order or the taking of any other action concerning the Offer (and, if in writing, the Company will furnish you with a copy thereof), (iv) the suspension of qualification of the Common Stock in any jurisdiction, (v) any material developments in connection with the Offer which are known by the Company, including, without limitation, the commencement of any lawsuit concerning the Offer and (vi) any other information relating to the Offer, the Offer Materials or this Agreement that you may from time to time reasonably request.

(d)   Use of Dealer Manager’s Name or Likeness in Connection with the Offer. The Company agrees that, except as required by law, any reference to you in your capacity as Dealer Manager hereunder in the Offer Materials or any Other Materials, or in any newspaper announcement or press release or other document or communication, is subject to your prior approval, which you may give or withhold in your reasonable discretion. If you resign prior to the dissemination of any such Offer Materials or any Other Materials, or any such newspaper announcement or press release or other document or communication, no reference shall be made therein to you, unless you have given specific prior written approval therefor.

(f)   Compliance with Securities Laws. The Company will comply in all material respects with the applicable provisions of the Exchange Act and all other applicable securities laws.

(g)   Daily Updates. The Company will instruct the Depositary and Information Agent to advise you each business day as to such matters in connection with the Offer as you may reasonably request.

(h)   Other Obligations. The Company shall use its reasonable best efforts to do and perform all things required or necessary to be done and performed under this Agreement by the Company prior to the consummation of the Offer and to satisfy all conditions precedent to your obligation to render services pursuant to this Agreement.

9.      Representations, Warranties and Covenants of the Company. The Company represents and warrants to you, and agrees with you, that as of the commencement of the Offer and as of the respective dates of acceptance by the Company of and payment for the Common Stock tendered.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company has the requisite corporate power and authority to own, lease, license or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, licensed or operated by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operation of the Company and its affiliates, taken as a whole (a “Material Adverse Effect”).

(b)      Each significant subsidiary of the Company (as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act), including, without limitation, ML Management (as defined below)

(each a “Subsidiary” and collectively, the “Subsidiaries”) (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(c)    The authorized capital of the Company consists of 150,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 12,947,429 shares of Common Stock and no shares of Preferred Stock were outstanding as of the date hereof. All of the outstanding capital stock of the Company conforms in all material respects to the description thereof in the Offer Materials. All of the issued and outstanding Common Stock have been duly authorized and validly issued and are fully paid, nonassessable (and free of preemptive rights, with no personal liability attaching to the ownership thereof).

(d)    The Company has the corporate power and authority to take and has duly taken all action necessary under its governing instruments to commence and consummate the Offer, to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Offer have been duly and validly approved by the board of directors of the Company. This Agreement has been duly executed and delivered on behalf of the Company and, assuming due authorization, execution and delivery of this Agreement by you, this Agreement is a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except in all cases to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

(e)    Each of the Offer Materials, Other Materials and transactions contemplated thereby, including any amendments or supplements thereto and including documents incorporated by reference therein, from the commencement of the Offer until and including the expiration date of the offer, (i) conform, and (if amended or supplemented, as amended or supplemented) will conform in all material respects to the requirements of the Exchange Act and the rules and regulations thereunder and (ii) do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, in light of the circumstances under which they are made.

(f)    The information in the Offer to Purchase under the heading “Section 14 — Material U.S. Federal Income Tax Consequences.” to the extent that it constitutes summaries of U.S. federal income tax matters or documents referred to therein, fairly and accurately summarizes the matters referred to therein in all material respects.

(g)    None of the Offer, the execution and delivery of this Agreement or performance of this Agreement will (i) violate any provision of the Company’s certificate of incorporation or bylaws, or (ii) (A) violate any federal, state, provincial, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any permit or similar right granted by any Governmental Entity (as defined below), or any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity, in each case applicable to the Company its Subsidiaries, (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or violate any of the terms, conditions or provisions of any permit, contract, agreement or other obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or (C) result in the creation of any security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances (each, a “Lien”) upon any of the properties or assets of the Company or any of its Subsidiaries, except, with respect to clauses (ii)(B) and (ii)(C), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, failure to obtain consent, approval or authorization, failure to give notice or file, or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. For purposes of this Agreement, “Governmental Entity” means any U.S. or non-U.S. federal, state, provincial, local, or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any stock exchange, any quasi-governmental body, any self-regulatory agency (including FINRA), any court, tribunal, or judicial body, or any political subdivision, department or branch of any of the foregoing.

(h)    The Company is not, and shall not be immediately following the consummation of this Offer, required to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company is not a “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the 1940 Act.

(i)    Mount Logan Management LLC (“ML Management”) is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (and has been so registered at all times when such registration has been required by applicable law with respect to the services provided for by the ML Management).

(j)    No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution and delivery of this Agreement by the Company or performance of this Agreement, including, without limitation, the commencement and consummation of the Offer, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(k)    Other than those of general application that apply in a similar manner to similarly situated companies or their Subsidiaries, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any contract, agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business, or that upon commencement or consummation of the Offer would restrict in any material respect the conduct of the business of the Company or any of its Subsidiaries, or that in any material manner relates to the Company’s capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, nor has the Company or any of its Subsidiaries been advised in writing or, to the knowledge of the Company, orally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(l)    The Company has timely filed all forms, statements, certifications, reports and documents that it has been required to file with the Commission (such filings, including any amendments thereto, the “MLC Reports”). At the time filed with the Commission, or if supplemented, modified or amended, as of the date of the most recent supplement, modification or amendment, the MLC Reports did not contain any misrepresentation (within the meaning of applicable laws), and complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto. To the knowledge of the

Company, there is no fraud or suspected fraud affecting the Company or any of its subsidiaries involving management of the Company or employees of the Company who have significant roles in the Company’s internal control over financial reporting, except as previously disclosed, when such fraud could have a material effect on the Company’s consolidated financial statements.

(m)    As of the date of this Agreement, and other than as disclosed, to the knowledge of the Company there are no unresolved comments from the Commission with respect to the MLC Reports or any ongoing examination of the Company or any of its Subsidiaries by the Commission or any other federal or state regulatory agency.

(n)    The consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the MLC Reports and in the Offer Materials (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) have complied as to form, as of their respective dates of filing with the Commission, in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto and (iii) have been prepared in all material respects in accordance with generally accepted accounting principles in the United States and applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act of 1933 and the Exchange Act, in each case consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Deloitte and Touche LLP has not resigned, threatened resignation or been dismissed as the Company’s independent public accountant as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(o)    Neither the Company nor any of its Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract or off-balance sheet arrangement where the result of such contract or arrangement is that disclosure of any material transaction involving, or material liabilities of the Company and its Subsidiaries, is not reflected in the MLC Reports.

(p)    To the knowledge of the Company, Deloitte and Touche LLP has been “independent” with respect to the Company and its Subsidiaries within the meaning of applicable laws.

(q)    The Company has established and maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is reasonably designed to ensure that all material information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Exchange Act and that such information is communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(i) The Company and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (ii)(a)neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in applicable Commission rules and regulations), and (b) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by the Company or any of its directors, officers or agents to the board of directors of the Company or any committee thereof or to any director or officer of the Company. To the Company’s knowledge there are no material weaknesses in the Company's internal control over financial reporting.

(r)    None of the Company, any of its Subsidiaries or any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Offer, except as disclosed in the Offer Materials.

(s)    The Company and each of its Subsidiaries are in compliance, in all material respects, with all applicable federal, state, provincial, local or foreign laws (including the common laws), statutes, codes, ordinances, rules, regulations, judgments, orders, writs, decree or injunctions or any permits or similar rights granted by any Governmental Entity, including, if and to the extent applicable, applicable Commission rules and regulations, the Advisers Act, the Securities Act of 1933, as amended, and the Exchange Act. The Company has not received any written or, to the Company’s knowledge, oral notification from a Governmental Entity of any non-compliance with any applicable laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(t)    The Company is in compliance with the requirements of the NASDAQ Global Select Market for continued quotation of the Common Stock thereon; and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the quotation of the Common Stock on the NASDAQ Global Select Market, nor has the Company received any notification that the Commission or the NASDAQ Global Select Market is contemplating terminating such registration or quotation.

(u)    The Company has not relied upon the Dealer Manager or legal counsel for the Dealer Manager for any legal, tax or accounting advice in connection with the Offer.

(v)    The Company is in compliance and has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in the MLC Reports, the Offer Materials and applicable laws, as applicable, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(w)    The Company and each of its Subsidiaries holds and is in compliance with all licenses, permits, variances, exemptions, approval, qualifications, or orders of any Governmental Entity (“Permits”)

required in order to permit the Company and each of its Subsidiaries to own, lease or license their properties and assets and to conduct their businesses under and pursuant to all applicable law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(x)    Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the knowledge of the Company, employees or agents, has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in each case in connection with the business of the Company or its Subsidiaries in violation of any applicable laws or regulations related to anti-bribery or anti-corruption, including the Foreign Corrupt Practices Act of 1977, as amended.

(y)    Neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the knowledge of the Company, employees or agents, is a Sanctioned Person (as defined below) or is organized or engaged in business in a Sanctioned Country (as defined below). Neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the knowledge of the Company, employees or agents, has engaged directly or indirectly, in connection with the business of the Company or its Subsidiaries in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or otherwise in violation of applicable Sanctions (as defined below). For purposes of this Agreement, (i) “Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, Kherson, so-called Luhansk People’s Republic and Zaporizhzhia regions of Ukraine); (ii) “Sanctioned Person” means any Person (as defined below) that is the subject or target of Sanctions, including: (A) any Person listed on any Sanctions-related list, including the Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; (B) any Person operating, organized or resident in a Sanctioned Country; (C) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or controlled by a Person or Persons described in clauses (A) or (B); or (D) any Person otherwise the subject or target of Sanctions; (iii) “Sanctions” means all economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, HM’s Department of the Treasury or any other applicable sanctions authority; and (iv) “Person” or “person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

(z)    The operations of the Company and each of its Subsidiaries are and, since January 1, 2022, have been conducted in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), and the rules and regulations thereunder, the applicable money laundering statutes of all jurisdictions where the Company and each of its Subsidiaries conducts business, and the rules and regulations thereunder and any related or similar applicable binding rules, regulations or guidelines issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(aa)    The Company and each of its Subsidiaries have filed all federal, state and foreign income and franchise tax returns or have properly requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect) and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings or as would not reasonably be expected to have a Materially Adverse Affect.

(bb)    The Company and each Subsidiary is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company and each Subsidiary would have any liability; the Company and each Subsidiary has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any Subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification.

(cc)    None of the Company or any of its Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization. None of the employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no labor strike, slowdown, lockout, picketing, slowdown, union election petition, demand for recognition, or work stoppage against the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, and there has been no such action pending or, to the knowledge of the Company, threatened in the past three (3) years. To the knowledge of the Company, no union organizing activities involving any labor organization or any employees of the Company or any of its Subsidiaries are (or have been in the past three (3) years) pending or threatened against the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no, and there has not been in the past three (3) years any, unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before either (i) the National Labor Relations Board or (ii) similar Governmental Entity in any jurisdiction outside of the United States.

(dd)    The Company and each of its Subsidiaries are in compliance with and have, since January 1, 2022, operated in compliance with all applicable laws, rules and regulations relating to labor, employment, and employment practices, including all laws, rules and regulations relating to wages and hours, overtime, worker classification (including classification of individuals as employees or independent contractors, and classification of employees as exempt or nonexempt), health and safety, paid time off, background checks, unemployment insurance, workers’ compensation, equal employment opportunity, employment discrimination, sexual or other harassment, retaliation, plant closings and mass layoffs, leaves of absence (including paid sick and safe leave), and immigration, in each case other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each of the Company and each of its Subsidiaries has properly completed and retained a Form I-9 for each current and former employee whose employment with the Company or its applicable Subsidiary is or was based in the United States, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(ee)    Subsequent to the date of the most recent financial statements contained in the MLC Reports, there has not been (i) any material adverse change in the business, prospects, properties or assets described or referred to in the Offer Materials, or in the results of operations, condition (financial or otherwise), business or operations of the Company and its Subsidiaries, taken as a whole, whether or not arising in the ordinary course of business.

(ff)    All material insurance policies maintained by the Company or any of its Subsidiaries and that name the Company or any of its Subsidiaries as an insured (each, a “MLC Insurance Policy”) are in full force and effect and all premiums due and payable with respect to each MLC Insurance Policy have been paid. Neither the Company nor any of its Subsidiaries has received written notice of cancellation of any MLC Insurance Policy.

(gg)    There have been no claims made by the Company or any of its Subsidiaries under any MLC Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy or in respect of which such underwriters have reserved their rights, and there are no claims pending under any MLC Insurance Policy, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. Since January 1, 2022, neither the Company nor any of its Subsidiaries has been refused any insurance nor has its coverage been limited, by any insurance carrier to which it has applied for insurance.

(hh)    The Company and each of its Subsidiaries own, possess or have valid license or adequate rights to use all trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) material to conduct of their businesses, taken as a whole, except where the failure to own or possess such Intellectual Property Rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Effect to the Company and its Subsidiaries, taken as a whole.

(ii)    All material information technology hardware (including personal computers, servers, and network hardware), software, and network and communication systems and platforms used or held for use by the Company and its Subsidiaries (collectively, the “MLC IT Infrastructure”) are either owned by, licensed or leased to the Company and its Subsidiaries. The currently existing MLC IT Infrastructure is adequate and sufficient in all material respects to meet the processing and other business requirements of the Company and its Subsidiaries as the business is currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the MLC IT Infrastructure: (i) operates and performs in accordance with their documentation and functional specifications, (ii) is in good working order, has been properly maintained, performed adequately and not malfunctioned or failed at any time during the last twenty four (24) months (excluding any temporary problems arising in the ordinary course of business that did not materially disrupt the operations of the Company and its Subsidiaries), and (iii) is free of any malicious code. During the last twenty-four (24) months, to the knowledge of the Company, no third party has gained unauthorized access to any MLC IT Infrastructure or any data contained therein, or otherwise infiltrated or adversely impacted the operation of any MLC IT Infrastructure (including any external hack, denial of service attack, ransomware attack). The Company and its Subsidiaries have taken (including through its third party service providers) commercially reasonable precautions necessary to protect, secure and maintain the MLC IT Infrastructure and the data contained therein, and the storage capacities and requirements of the Company and its Subsidiaries.

(jj)    The Company and each of its Subsidiaries are in material compliance with and have at all times in the last twenty-four (24) months materially complied with all Privacy Commitments (as defined below). The Company and each of its Subsidiaries has established and maintains commercially reasonable technical, physical and organizational measures designed to protect Company Data (as defined below) to which the Company or any of its Subsidiaries has access or otherwise processes, including against Data

Security Breaches (as defined below). To the knowledge of the Company, there has been no Data Security Breach affecting the Company in the last twenty-four (24) months. For purposes of this Agreement: (i) “Privacy Commitments” means any and all (a) applicable Privacy and Data Security Laws (as defined below), (b) privacy policies, (c) Privacy Agreements (as defined below), and (d) the rules of any applicable self-regulatory organizations in which the Company or any of its Subsidiaries is a member; (ii) “Company Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of the Company or any of its Subsidiaries; (iii) “Data Security Breach” means any accidental or unlawful unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized processing of Company Data, including Personal Information, in the possession or control of the Company or any of its Subsidiaries, or any other act or omission that compromises the security, integrity, or confidentiality of information, including Personal Information; (iv) “Personal Information” means (A) all information identifying, or that alone or in combination with other information allows for the identification of, an individual; and (B) any information that is defined as “personal information” or “personal data” under applicable Privacy and Data Security Laws; (v) “Privacy and Data Security Laws” means any laws (including “anti-spam” laws) with which the Company or any of its Subsidiaries is required to comply relating to anti-spam or the privacy, processing or security of Personal Information, including regarding data breach disclosure and notification; and (vi) “Privacy Agreements” means any contracts, commitments, obligations or responsibilities to affiliated and unaffiliated third parties, including individuals, governing the processing of Personal Information, into which the Company or any of its Subsidiaries has entered or is otherwise bound.

(kk)    There are no proceedings of any kind, pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, arising under any Environmental Law (as defined below) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no orders by or with any Governmental Entity, imposing any material liability or obligation on the Company or any of its Subsidiaries under or in respect of any Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are and have been no releases of Hazardous Substances (as defined below) at any property owned or premises leased by the Company or any of its Subsidiaries during the period of the Company’s or such Subsidiary’s ownership or lease that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company nor any of its Subsidiaries have entered into any contract or agreement to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement: (i) “Environmental Laws” means applicable laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance (as defined below), as in effect on the date of this Agreement; and (ii) “Hazardous Substance” means any material, substance or waste regulated as “hazardous”, “toxic” a “pollutant” or “contaminant” and for which liability or standards of conduct are imposed under Environmental Laws, including petroleum, oil, petroleum products or byproducts, asbestos or asbestos containing materials, per- and polyfluoroalkyl substances, mold, radiation or polychlorinated biphenyls.

(ll)    Neither the Company nor any of its Subsidiaries owns any real property. Neither the Company nor any of its Subsidiaries has received written notice of any pending or contemplated condemnation, expropriation or other proceeding in eminent domain affecting any real property leased by the Company or any of its Subsidiaries (the “MLC Leased Real Property”) or any portion thereof or interest therein, except for such proceedings as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice that the current use and occupancy of the MLC Leased Real

Property violates any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the MLC Leased Real Property, as applicable, other than such violations as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(mm)    To the extent required by applicable law, ML Management has adopted, and maintained, customary “know-your-customer” and anti-money laundering programs and reporting procedures covering ML Management, and has complied in all material respects with the terms of such programs and procedures for detecting and identifying money laundering with respect to ML Management.

(nn)    No member of ML Management or, to the knowledge of the Company, any ML Management employee: (i) has ever been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading or (ii) is subject to any outstanding order barring, suspending or otherwise materially limiting the right of any such individual to engage in any activity conducted as part of ML Management as currently conducted.

(oo)    Since December 31, 2024, no member of ML Management, any vehicles pursuant to which ML Management is contractually obligated to provide investment advisory services (“MLM Funds”) or, to the knowledge of the Company, any “covered associate” of any of them has made a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 of the Advisers Act) that would result in any such Person being unable to receive compensation for the provision of investment advisory services to any plan or program of a Governmental Entity. No member of ML Management has a contract or agreement under which it is paying a placement agent, finder, solicitor or similar person to solicit a “government entity” (as defined in Rule 206(4)-5 under the Advisers Act) to retain a member of ML Management to provide advisory, research or other services to a government entity or to invest in a MLM Fund, including any such contracts or agreements that have been terminated but pursuant to which payments are continuing to be made for prior services.

(pp)    Other than to the MLM Funds, no member of ML Management (in such member’s capacity as such acting by or on behalf of ML Management) provides or has provided investment advisory services to any investment vehicle, company, fund or account, or other Person.

(qq)    Other than as would not result in a breach of applicable law, none of ML Management or any other member of ML Management (in such member’s capacity as such acting by or on behalf of ML Management) (i) is a broker, dealer, broker-dealer, bank, trust company, commodity broker-dealer, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent or similar type of entity within the meaning of any applicable law, or has acted as such in connection with any offers, sales, or distributions of securities in connection with ML Management, or (ii) is required to be registered, licensed, or qualified as a bank, trust company, broker, dealer, introducing broker, commodity dealer, futures commission merchant, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent, swaps firm, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, transfer agent, registered representative, principal, registered principal, associated person, swaps associated person, or sales person (or in a similar capacity) under the applicable federal or state securities laws or other applicable law and is not subject to any material liability by reason of any failure to be so registered, licensed or qualified nor has received any notice from any Governmental Entity relating to any failure to be so registered, licensed or qualified.

(rr)    With respect to each client account pursuant to which the Company or its Subsidiaries provides or has provided services to, either (i) such account is not subject to Title I of ERISA, section 4975 of the Code or any similar law; or (ii) such account has been operated in compliance with ERISA, Section 4975 of the Code and any applicable similar law in all material respects.

(ss)    Each Subsidiary of the Company that conducts the business of insurance (each, an “MLC Insurance Subsidiary”) is (i) duly licensed or authorized as an insurance company in its jurisdiction of organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted, except in each case, where the failure to be so qualiﬁed or licensed would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole. No Governmental Entity has asserted any deﬁciency related to any statutory statement of any MLC Insurance Subsidiary that has not been resolved to the reasonable satisfaction of such Governmental Entity, except for any such deficiency that would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole.

(tt)    (i) There is no pending or, to the Company’s knowledge, threatened in writing assertion by any state insurance regulatory authority that any MLC Insurance Subsidiary has violated, nor, to the Company’s knowledge, is there any investigation pending or threatened in writing by any state insurance regulatory authority related to possible material violations by any MLC Insurance Subsidiary of any applicable insurance laws, (ii) each MLC Insurance Subsidiary has been duly authorized by the relevant insurance regulatory authorities to operate in its jurisdictions of operations, and (iii) since January 1, 2022, each MLC Insurance Subsidiary has, to the extent applicable, timely ﬁled all material reports, forms, rates, notices and materials required to be ﬁled by it with any state insurance regulatory authority, except, in the case of clause (iii) as would not be material to the Company and its Subsidiaries, taken as a whole. None of the MLC Insurance Subsidiaries is subject to any order of any insurance regulatory authority, and no insurance regulatory authority has revoked, suspended or limited, or, to the Company’s knowledge, threatened in writing to revoke, suspend or limit, any permit issued pursuant to applicable insurance laws to any MLC Insurance Subsidiary.

(uu)    None of the MLC Insurance Subsidiaries is commercially domiciled under the laws of any jurisdiction and treated as domiciled in a jurisdiction other than that of its jurisdiction of incorporation. Neither the Company nor any of the MLC Insurance Subsidiaries is subject to any requirement imposed by a Governmental Entity to maintain speciﬁed capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable insurance Laws of general application.

    10.     Notification of Certain Events. The Company will advise you promptly of (a) the occurrence of any event that could cause the Company to withdraw, rescind, modify or terminate the Offer or the transactions contemplated thereby, (b) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which would require the making of any change in any of the Offer Materials then being used or would cause any representation, warranty or covenant contained in this Agreement to be untrue, incomplete or inaccurate in any material respect (to the extent not otherwise so qualified), (c) any intention, proposal or requirement to make, amend or supplement any filing required by the Exchange Act or any other applicable law, rule or regulation in connection with the Offer or the transactions contemplated thereby, (d) the issuance by the Commission or any Other Agency of any formal or informal comment or order or the taking of any other action concerning the Offer or the transactions contemplated thereby (and, if in writing, will furnish you with a copy thereof), (e) any material developments in connection with the Offer or the transactions contemplated thereby, including, without limitation, the commencement of any lawsuit concerning the Offer or the transactions contemplated thereby and (f) any other information relating to the Offer, the Offer Materials or this Agreement which you may from time to time reasonably request.

11.     Indemnification. The Company agrees to indemnify and hold you and any officer, director, member, manager, partner, stockholder, employee or agent (including, for the purposes of this Section 11, any broker-dealer acting on your behalf and at your request in connection with the Offer) of you or any of such affiliated companies and any entity or person controlling (within the meaning of Section 20 of the Exchange Act) you, including any affiliated companies (collectively, including you, the “Indemnified Persons”) harmless against any losses, damages, liabilities or claims (or actions in respect thereof) to which you may become subject, under the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities to which you may become subject, and will reimburse each Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) reasonably incurred in connection therewith, in each case (i) that (A) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Offer Materials or any Other Materials, or any of the documents incorporated by reference therein, or in any amendment or supplement to any of the foregoing, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than any statement contained in, or any matter omitted from, the Offer Materials or any Other Materials in reliance upon and in conformity with written information furnished to the Company by you expressly for use therein), (B) arise out of or are based upon any breach by the Company of any representations or warranties or failure by the Company to comply with any of its obligations, covenants or agreements contained herein, (C) arise out of any actions taken or omitted to be taken by an Indemnified Person at the written request or with the written consent of the Company or (D) arise out of or are based upon a withdrawal, rescission, termination or modification of or a failure by the Company to consummate the Offer except to the extent any such withdrawal, rescission, termination, modification or failure by the Company has been determined in a final and non-appealable judgment by a court of competent jurisdiction to have resulted solely and exclusively and as a direct and proximate cause from the bad faith, willful misconduct or gross negligence of the Indemnified Person; and (ii)  in connection with or as a result of your acting as Dealer Manager in connection with the Offer or that arise in connection with any other matter referred to in this Agreement, except to the extent any such losses, claims, damages, liabilities or expenses referred to in this clause (ii) have been determined in a final and non-appealable judgment by a court of competent jurisdiction to have (a) resulted solely and exclusively and as a direct and proximate cause from your bad faith, willful misconduct or gross negligence or (b) arisen out of an untrue statement or omission regarding you made in the Offer Materials or any Other Materials in reliance upon and in conformity with written information furnished to the Company by you expressly for use therein.

If the indemnity provided for in the foregoing paragraph of this Section 11 is for any reason unavailable to an Indemnified Person or insufficient to hold it harmless as and to the extent contemplated therein, then the Company agrees to contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand and such Indemnified Person on the other hand from the Offer or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing clause (i), but also the relative fault of the Company on one hand and such Indemnified Person on the other hand in connection with the statements, actions or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits to the Company on the one hand and such Indemnified Person on the other hand shall be deemed to be in the same proportion as: (i) the total net proceeds (before deducting expenses) to the Company pursuant to the Offer (whether or not the Offer is consummated) bears to (ii) the fees actually received by you from the Company in connection with your engagement hereunder (excluding any amounts paid as reimbursement of expenses); provided that, in no event shall the Indemnified Persons be required to contribute or otherwise be liable in an aggregate amount in excess of the aggregate fees actually paid to you pursuant to Section 5 hereof (excluding any amounts paid as reimbursement of expenses). The relative fault of the Company on the one hand and such

Indemnified Person on the other hand, (i) in the case of an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by the Company or by such Indemnified Person and the parties’ relative intent, knowledge, access and information and opportunity to correct or prevent such statement or omission and (ii) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the Company or such Indemnified Person and the parties’ relative intent, knowledge, access to information and opportunity to prevent such action or omission.

The Company, on the one hand, and you, on the other hand, agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Person as a result of losses, claims, damages, liabilities or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal and other expenses reasonably incurred by such Indemnified Person in connection with investigating and defending any such action or claim. The foregoing rights to indemnity and contribution shall apply whether or not the Indemnified Person is a formal party to such litigation or proceeding. The reimbursement, indemnity and contribution obligations of the Company under this Section 11 shall be in addition to any liability that the Company may otherwise have at common law or otherwise to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person.

The Company agrees that, without the prior written consent of the applicable Indemnified Person (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in or with respect to any pending or threatened claim, action, investigation or proceeding in respect of which indemnification or contribution could be sought under this Section 11 (whether or not you or any other Indemnified Person is an actual or potential party to such claim, action, investigation or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such claim, action, investigation or proceeding.

The Company shall not be liable for any settlement, compromise or consent to entry of any judgment in or with respect to any pending or threatened claim, action, investigation or proceeding in respect of which indemnification or contribution could be sought under this Section 11 that is effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

12.     Conditions to Obligations of the Dealer Manager. Your obligation to act as Dealer Manager hereunder at all times is subject to the following conditions:

(a)   Services. It shall not have become unlawful under any law, rule or regulation, federal, state, local or foreign, for you to render services pursuant to this Agreement, or to continue so to act, as the case may be.

(b)   Opinion. The Company shall have caused to be delivered to you one or more signed opinions of counsel for the Company, on the expiration of the Offer, dated the date of delivery thereof, in a form reasonably satisfactory to you.

(c)   Investment Company Status. The Company is not, and shall not be immediately after the consummation of the Offer, required to register as an “investment company” or otherwise be subject to regulation under the 1940 Act.

(d)   Additional Documents and Certificates. The Company will have furnished to you such other documents as you may reasonably request.

13.     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE FULLY PERFORMED THEREIN.

14.     Consent to Jurisdiction; Service of Process. THE COMPANY IRREVOCABLY SUBMITS, FOR THE BENEFIT OF YOU AND THE OTHER INDEMNIFIED PERSONS, TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF NEW YORK COUNTY IN THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK FOR ANY ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT COMPANY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURTS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE COMPANY ALSO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE COMPANY ALSO HEREBY CONSENTS TO SERVICE OF PROCESS IN THE MANNER SET FORTH IN PARAGRAPH (B) OF SECTION 18 BELOW.

15.     Waiver of Jury Trial. THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS AND CREDITORS) AND YOU WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE OFFER OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR YOUR PERFORMANCE OF THE SERVICES CONTEMPLATED BY THIS AGREEMENT. EACH OF THE DEALER MANAGER AND THE COMPANY HEREBY EXPRESSLY WAIVE ALL RIGHTS TO FINRA ARBITRATION.

16.     Tombstone. The Company acknowledges that you may at your expense place an announcement in such newspapers and periodicals as you may choose, stating that you have acted or are acting as Dealer Manager to the Company in connection with the Offer.

        17.     Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if (a) delivered personally, (b) sent by email, or (c) delivered by internationally recognized overnight courier service, to the parties hereto as follows:

(a)         If to the Dealer Manager:

        Ladenburg Thalmann & Co. Inc.
        640 Fifth Avenue, 4th Floor
        New York, NY 10019
Attention: Clesson Allman
Email: callman@ladenburg.com

With a copy to:

Ethan Innes
        Email: einnes@ladenburg.com

With an additional copy to:

Dechert LLP
1900 K Street, NW
Washington, DC 20001
Attention: Harry S. Pangas
Email: harry.pangas@dechert.com

(b)         If to the Company:

Mount Logan Capital Inc.
650 Madison Avenue, 3rd Floor,
New York, NY 10022
Attention: Nikita Klassen
Email: nikita.klassen@bcpartners.com

With a copy to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Anna Pinedo
Email: APinedo@mayerbrown.com

18.     Successors and Assigns. This Agreement, including any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon the Company, you and the other Indemnified Persons (as defined in Section 11 hereof), and their respective heirs, successors and assigns. Nothing in this Agreement is intended, or shall be construed, to confer upon any other person or entity any right, benefit or remedy of any nature whatsoever hereunder or by virtue hereof.

19.      Joint and Several Obligations, Etc. In the event that the Company makes the Offer through one or more of its affiliates, each reference in this Agreement to Company shall be deemed to be a reference to the Company and any such affiliates, and the representations, warranties, covenants and agreements of the Company and any such affiliates hereunder shall be joint and several.

20.     Termination. This Agreement shall terminate upon the expiration, termination or withdrawal of the Offer or upon withdrawal by you as Dealer Manager pursuant to Section 4 hereof. In addition, this Agreement may be terminated by you in your absolute discretion, without liability at any time upon notice to the Company if any of the conditions specified in Section 12 hereof shall not have been fulfilled at the time they are required to be fulfilled by such Section 12. Notwithstanding any such termination, the provisions of Sections 3, 5, 6, 8(d), 9, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 22 shall remain in full force and effect.

21.     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof; provided, however, that the Engagement Letter shall remain in full force and effect until terminated in accordance with its terms.

22.     Miscellaneous. This Agreement may not be amended except in writing signed by each party to be bound thereby. If any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, which shall remain in full force and effect. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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Please indicate your willingness to act as Dealer Manager on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement so signed whereupon this Agreement and your acceptance shall constitute a binding agreement among us.

MOUNT LOGAN CAPITAL INC.

By:	/s/ Nikita Klassen
Name: Nikita Klassen
Title: Chief Financial Officer and Corporate Secretary

Accepted as of the date first set forth above:

LADENBURG THALMANN & CO. INC.

By:	/s/ Dan Blood
Name: Dan Blood Title: Co-Head Of Investment Banking, Head Of FIG

Exhibit A
Offer to Purchase

Exhibit B
Letter of Transmittal